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                                                                     EXHIBIT 8.2



            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]



                                                 September 9, 1998



Stratus Computer, Inc.
55 Fairbanks Boulevard
Marlborough, Massachusetts 01752


Ladies and Gentlemen:

          We have acted as counsel to Stratus Computer, Inc., a Massachusetts corporation ("Stratus"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of August 3, 1998 (the "Merger Agreement"), by and among Stratus, Ascend Communications Inc., a Delaware corporation ("Ascend"), and Wildcard Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Ascend ("Sub"), and (ii) the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on September 9, 1998 (the "Registration Statement"), which includes the Proxy Statement of Stratus and the Prospectus of Ascend (the "Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.
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Stratus Computer, Inc.
September 9, 1998
Page 2

          In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed
(i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement and (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

          Subject to the foregoing and the fact that the discussion in the Proxy Statement/Prospectus under the heading "THE MERGER-Certain United States
Federal Income Tax Consequences of the Merger" (the "Discussion") is a summary and does not purport to discuss all possible United States federal income tax consequences of the Merger, we are of the opinion that, based on the assumptions and qualifications set forth in the Discussion, the Discussion sets forth the material United States federal income tax consequences of the Merger to holders of Stratus Common Stock who exchange such stock for Ascend Common Stock pursuant to the Merger Agreement. In addition, we express no opinion as to the United States federal, state, local, foreign or other tax consequences of the Merger, other than as set forth in the Discussion. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could
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Stratus Computer, Inc.
September 9, 1998
Page 3

affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue or incorrect.

          This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the headings "SUMMARY - Certain United States Federal Income Tax Consequences of the Merger" and "THE MERGER-Certain United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP